Exhibit 99.1

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2022 AND 2021

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

Index to the Consolidated Financial Statements

Six Months Ended June 30, 2022 and 2021

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars, expect for share data)	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$17,012,053	$17,985,874
Accounts receivable, net of allowance of $52,000 and $179,000 at June 30, 2022 and December 31, 2021	12,037,164	9,996,832
Other receivables and prepaid expenses	1,070,550	953,331
Capitalized contract costs, current	1,064,938	825,530

Total current assets	31,184,705	29,761,567
Property and equipment, net	128,242	126,897
Capitalized contract costs, net of current portion	188,371	263,017
Deferred tax asset	1,226,506	1,229,237
Other long-term assets, net	—	36,712

Total assets	$32,727,824	$31,417,430

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Unaudited)

(dollars, expect for share data)	June 30, 2022	December 31, 2021
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$7,950,024	$7,286,039
Accrued expenses	5,680,369	6,606,507
Deferred revenue, current	8,869,454	7,560,192
Current portion of convertible debt, carried at fair value	2,923,774	2,444,924
Current portion of long-term debt	3,333,333	1,666,667

Total current liabilities	28,756,954	25,564,329
Deferred revenue, net of current portion	1,610,239	2,115,846
Accrued expenses, long-term	779,102	749,633
Long-term debt, net of current portion	6,654,730	8,319,407

Total liabilities	37,801,025	36,749,215

Commitments and contingencies (see Note 18)

Redeemable convertible preferred stock:
A-1 redeemable convertible preferred stock, $0.0001 par value; 6,000,000 shares authorized, 5,882,350 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively; liquidation preference of $9,999,996 at June 30, 2022 and $9,999,996 at December 31, 2021	9,999,996	9,999,996
A-2 redeemable convertible preferred stock, $0.0001 par value; 27,000,000 shares authorized, 26,194,324 and 26,069,330 shares issued and outstanding at June 30, 2022 December 31, 2021, respectively, liquidation preference of $55,165,745 at June 30, 2022 and liquidation preference of $54,902,008 at December 31, 2021	55,165,745	54,902,008

Total redeemable convertible preferred stock	65,165,741	64,902,004

Stockholders’ deficit:
Common stock, $0.0001 par value; 53,000,000 shares authorized, 12,925,071 and 11,671,845 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	1,292	1,167
Additional paid in capital	24,233	—
Accumulated deficit	(70,264,467)	(70,234,956)

Total stockholders’ deficit	(70,238,942)	(70,233,789)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$32,727,824	$31,417,430

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

		Six Months Ended June 30,
(dollars, expect for share data)		2022	2021
Revenue (1)		$56,706,313	$53,304,967

Cost of services (1)		44,207,617	41,390,281

Gross profit		12,498,696	11,914,686

Operating Expenses:
Sales and marketing (1)		4,827,566	3,719,981
General and administrative (1)		3,977,071	2,506,795
Research and development		2,838,032	2,318,183

Total operating expenses		11,642,669	8,544,959

Income from operations		856,027	3,369,727

Interest and other expense:
Interest expense		257,077	242,796
Other expense (1)		472,962	91,372
Change in fair value of warrant liabilities		133,302	—

Total interest and other expense		863,341	334,168

(Loss) income before provision for income taxes		(7,314)	3,035,559

Income tax expense		22,197	863,914

Net (loss) income		$(29,511)	$2,171,645

Net (loss) income attributable to common stockholders
	Basic:	$(8,356)	$561,760

	Diluted:	$(8,356)	$1,609,885

Net (loss) income per share attributable to common stockholders
	Basic:	$0.00	$0.05

	Diluted:	$0.00	$0.05

Weighted average shares used in computing net (loss) income per share attributable to common stockholders
	Basic:	12,706,627	11,192,975

	Diluted:	12,706,627	44,640,750

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

(1) See Note 16 for amounts attributable to related parties included in these line items.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

	Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at December 31, 2020	5,882,350	$4,999,998	26,069,330	$27,451,004	9,674,164	$967	$585,503	$(37,895,059)	$(37,308,589)
Common stock issued	—	—	—	—	1,329,190	133	38,768	—	38,901
Stock-based compensation expense	—	—	—	—	—	—	10,722	—	10,722
Net income	—	—	—	—	—	—	—	2,171,645	2,171,645

Balance at June 30, 2021	5,882,350	$4,999,998	26,069,330	$27,451,004	11,003,354	$1,100	$634,993	$(35,723,414)	$(35,087,321)

	Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at December 31, 2021	5,882,350	$9,999,996	26,069,330	$54,902,008	11,671,845	$1,167	$—	$(70,234,956)	$(70,233,789)
Preferred stock issued	—	—	124,994	263,737	—	—	—	—	—
Common stock issued	—	—	—	—	1,253,226	125	10,793	—	10,918
Stock-based compensation expense	—	—	—	—	—	—	13,440	—	13,440
Net loss	—	—	—	—	—	—	—	(29,511)	(29,511)

Balance at June 30, 2022	5,882,350	$9,999,996	26,194,324	$55,165,745	12,925,071	$1,292	$24,233	$(70,264,467)	$(70,238,942)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(29,511)	$2,171,645
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	39,270	63,053
Amortization of debt issuance cost	1,989	1,989
Stock-based compensation expense	13,440	10,722
Gain on warrant exercised	(7,876)	—
Deferred tax expense	2,731	—
Change in fair value of debt	478,850	89,380
Change in fair value of warrant liabilities	133,302	—
Provision for doubtful accounts	(130,309)	38,061
Loss on sale of property and equipment	904	1,798
Changes in:
Accounts receivable	(1,910,023)	(1,696,727)
Other receivables and prepaid expenses	(80,508)	(11,769)
Capitalized contract costs	(164,762)	96,696
Accounts payable	663,985	264,933
Accrued expenses and other liabilities	(758,358)	981,890
Deferred revenue	803,655	(1,036,248)

Net cash (used in) provided by operating activities	(943,221)	975,423

Cash flows from investing activities:
Purchases of property and equipment	(41,518)	(79,671)

Net cash used in investing activities	(41,518)	(79,671)

Cash flows from financing activities:
Payment of debt issuance costs	—	(1,726)
Proceeds from option exercise	10,918	38,901
Principal payments on capital lease obligations	—	(32,838)

Net cash provided by financing activities	10,918	4,337

Net (decrease) increase in cash and cash equivalents	(973,821)	900,089
Cash and cash equivalents beginning of period	17,985,874	14,742,621

Cash and cash equivalents end of period	$17,012,053	$15,642,710

Supplemental cash flow information:
Cash paid during the period for:
Interest	$254,592	$245,436
Taxes	$107,100	$139,500

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE SIX MONTHS ENDED JUNE 30, 2022, AND 2021

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Non-cash financing and investing activities:
Non-cash warrant exercise:
Increase in redeemable
convertible preferred stock	$(263,737)	$—
Decrease in accrued expense	$271,613	$—
Increase in retained earnings	$(7,876)	$—

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(Unaudited)

1.	Organization and Description of Business

ID Experts Holdings, Inc. and subsidiary (the “Company”) believes it has a leading position in the United States by revenues as a provider of data breach response services, and associated identity and privacy protection services, to both government and commercial entities. The Company’s data breach solutions include prevention, detection, forensic services, notification, and recovery assistance. The Company’s membership subscriptions include credit and non-credit monitoring, prevention tools, and unlimited recovery assistance. ID Experts Holdings, Inc. was incorporated in the State of Delaware in 2016 at which time Identity Theft Guard Solutions, Inc., the primary operating entity, became the wholly owned subsidiary of ID Experts Holdings, Inc. in 2016 during its recapitalization. The Company serves clients throughout the United States of America and its headquarters are in Portland, Oregon.

On December 15, 2021, the Company’s board of directors approved a business combination agreement, which was entered into as of December 17, 2021 and announced publicly on December 20, 2021. The business combination agreement details a transaction where the Company is to be merged with ZeroFox, Inc. (“ZeroFox”) and L&F Acquisition Corp., a special purpose acquisition corporation (SPAC) and a publicly traded company. The Company is the legal acquiree. The transaction closed on August 3, 2022, with ZeroFox considered to be a variable interest entity and the merger accounted for as an acquisition by the SPAC of ZeroFox in accordance with U.S. GAAP. See Note 2b. for additional information.

2.	Summary of Significant Accounting Policies

a.	Basis of Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) set forth by the Financial Accounting Standards Board (FASB). References to U.S. GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codification (ASC).

b.	Emerging Growth Company Status

The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates.

The Company merged with a publicly traded Special Purpose Acquisition Company (a “SPAC”), and the transaction will be accounted for as an acquisition by the SPAC of ZeroFox in accordance with U.S. GAAP, and ZeroFox will be considered a variable interest entity. Refer to Note 1 for more information regarding the transaction. The surviving company will remain an emerging growth company until the earliest of (i) the last day of the surviving company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the surviving company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the surviving company is deemed to be a large accelerated filer, which means the market value of the surviving company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the surviving company’s has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

c.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

d.	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses reported during the period. Such estimates include assumptions used in the allocation of revenue, long-lived assets, liabilities, depreciable lives of assets, stock-based compensation, and deferred income taxes. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

e.	Cash and Cash Equivalents

Cash and cash equivalents consist of business checking accounts. The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company generally places its cash and cash equivalents with major financial institutions deemed to be of high-credit-quality in order to limit its credit exposure. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. Cash and cash equivalents are carried at cost, which, due to their short-term nature, approximate fair value.

f.	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statement of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses resulting from its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted for current market conditions, the Company’s customers’ financial condition, any amount of receivables in dispute, and the current receivables aging and historic payment patterns. The Company reviews its allowance for doubtful accounts at least quarterly. Accounts receivable are presented on the consolidated balance sheets net of allowance for doubtful accounts.

Receivables, net of allowance for doubtful accounts as of June 30, 2022 and December 31, 2021 consist of the following:

	June 30, 2022	December 31, 2021
Billed trade receivables	$4,576,593	$2,941,898
Unbilled receivables	7,460,571	7,054,934

Total	$12,037,164	$9,996,832

The allowance for doubtful accounts reflects the Company’s estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

The following table summarizes activity for the allowance for doubtful accounts for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Beginning balance	$179,000	$13,000
Additional charged to costs and expenses	(130,309)	38,061
Deductions(1)	3,309	(61)

Ending balance	$52,000	$51,000

(1)	Represents write-offs and recoveries of prior year charges.

g.	Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, including respective accrued interest balances, in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs. The levels of the fair value hierarchy are described below:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Refer to Note 17 “Fair Value Measurements” for additional information on how the Company determines fair value for its assets and liabilities.

h.	Property and Equipment

Property and equipment are stated at the cost of acquisition, less accumulated depreciation and amortization. Equipment under capital leases are stated at the present value of minimum lease payments and amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation and amortization of property, equipment and leasehold improvements are computed using the straight-line method.

The estimated useful lives for property and equipment categories are as follows:

Asset Classification	Estimated Useful Life
Office and computer equipment	3 years
Software	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of lease term or useful life

The Company periodically reviews the carrying value of its long-lived assets, including property and equipment, for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. For long-lived assets to be held and used, impairments are recognized when the carrying amount of a long-lived asset group is not recoverable and exceeds fair value. The carrying amount of a long-lived asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset group exceeds its fair value. No impairment losses were recognized for six months ended June 30, 2022 and 2021.

i.	Revenue Recognition

In accordance with Topic 606, revenue is recognized when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for those products or services. To achieve the core principle of this standard, the Company applies the following five steps:

a)	Identify Contracts with Customers
b)	Identify the Performance Obligations in the Contract
c)	Determine the Transaction Price
d)	Allocate the Transaction Price to Performance Obligations in the Contract
e)	Recognize Revenue When or As Performance Obligations are Satisfied

For arrangements with multiple performance obligations, the Company allocates total consideration to each performance obligation on a relative fair value basis based on management’s estimate of stand-alone selling price (“SSP”).

The following table illustrates the timing of the Company’s revenue recognition:

	Six Months Ended June 30,
	2022	2021
Breach services – point in time	13.1%	8.2%
Breach services – over time	82.9%	88.8%
Consumer membership services – over time	4.0%	3.0%

As discussed in Note 7, all revenue was recognized over time prior to the adoption of ASC 606.

Breach Services

IDX’s breach services revenue consists of contracts with various combinations of notification, project management, communication services, and ongoing identity protection services. Performance periods generally range from one to three years, and payment terms are generally between thirty and sixty days. Contracts generally do not contain significant financing components. The Company’s breach services contracts are structured as either fixed or variable. In fixed contracts, a fixed total price or fixed per-impacted individual price is charged for the total combination of services. For variable breach services contracts, the breach communications component, which includes notifications and call center, is charged at a fixed total fee, and ongoing identity protection services are charged as incurred using a fixed price per enrollment. Fixed fees are generally billed at the time the statement of work is executed and are due upon receipt, and large contracts are typically billed 50% upfront and due upon receipt with the remaining 50% invoiced subsequently with net 30 terms. For variable breaches the charges for identity protection services are billed monthly for the prior month and are due net 30.

Consumer Membership Services

The Company provides consumer membership services through its employer groups and strategic partners as well as directly to end-users through its retail business. Consumer membership services consist of multiple bundled identity and privacy product offerings and provide members with ongoing monitoring services. For consumer membership services, revenue is recognized ratably over the service period. Performance periods are generally one year. Payments from employer groups and strategic partners are generally collected monthly, and payments from end-users are collected up front.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. No losses on uncompleted contracts were recognized for the six months ended June 30, 2022 and 2021.

Significant Judgments

Significant judgments and estimates are required under Topic 606. Due to the complexity of certain contracts, the actual revenue recognition treatment required under Topic 606 for the Company’s arrangements may be dependent on contract-specific terms and may vary in some instances. The Company’s contracts with customers often include promises to transfer multiple services, including project management services, notification services, call center services, and monitoring services. Determining whether services are distinct performance obligations that should be accounted for separately requires significant judgment.

The Company is required to estimate the total consideration expected to be received from contracts with customers, including any variable consideration. Once the estimated transaction price is established, amounts are allocated to performance obligations on a relative SSP basis. The Company’s breach business derives revenue from two main performance obligations: (i) notification and (ii) combined call center and monitoring services, described further in Note 7.

At contract inception, the Company assesses the products and services promised in the contract to identify each performance obligation and evaluate whether the performance obligations are capable of being distinct and are distinct within the context of the contract. Performance obligations that are not both capable of being distinct and distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. Determining whether products and services are considered distinct performance obligations requires significant judgment. In determining whether products and services are considered distinct performance obligations, the Company assesses whether the customer can benefit from the products and services on their own or together with other readily available resources and whether our promise to transfer the product or service to the customer is separately identifiable from other promises in the contract.

Judgment is required to determine the SSP for each distinct performance obligation. The Company rarely sells its individual breach services on a standalone basis, and accordingly, the Company is required to estimate the range of SSPs for each performance obligation. In instances where the SSP is not directly observable because the Company does not sell the service separately, the Company reviews information that includes historical discounting practices, market conditions, cost-plus analysis, and other observable inputs to determine an appropriate SSP. The Company typically has more than one SSP for individual performance obligations due to the stratification of those items by classes of customers, size of breach, and other circumstances. In these instances, the Company may use other available information such as service inclusions or exclusions, customizations to notifications, or varying lengths of call center or monitoring services in determining the SSP.

If a group of agreements are so closely related to each other that they are, in effect, part of a single arrangement, such agreements are deemed to be one arrangement for revenue recognition purposes. The Company exercises judgment to evaluate the relevant facts and circumstances in determining whether the separate agreements should be accounted for separately or as, in substance, a single arrangement. The Company’s judgments about whether a group of contracts comprises a single arrangement can affect the allocation of consideration to the distinct performance obligations, which could have an effect on results of the Company’s operations for the periods involved.

Generally, the Company has not experienced significant returns or refunds to customers. The Company’s estimates related to revenue recognition may require significant judgment and the change in these estimates could have an effect on the Company’s results of operations during the periods involved.

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in receivables, contract assets, or contract liabilities (deferred revenue) on the consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to invoicing and records a deferred revenue liability when revenue is expected to be recognized subsequent to invoicing. For the Company’s breach services agreements, customers are typically invoiced at the beginning of the arrangement for the entire contract. When the breach agreement includes variable components related to as-incurred monitoring services, customers are invoiced monthly for the duration of the enrollment or call center period.

Unbilled accounts receivable, which consists of services billed one month in arrears, was $7,460,571 and $7,054,934 as of June 30, 2022 and December 31, 2021, respectively. These unbilled amounts are included in accounts receivable as the Company has the unconditional right to receive this consideration.

Contract assets are presented as other receivables within the consolidated balance sheets and primarily relate to the Company’s rights to consideration for work completed but not billed on service contracts. Contract assets are transferred to receivables when the Company invoices the customer. Contract liabilities are presented as deferred revenue and relate to payments received for services that are yet to be recognized in revenue.

During the six months ended June 30, 2022, the Company recognized $4,466,598 of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 57% of its June 30, 2022, deferred revenue balance in the remaining two quarters of 2022, 43% in the six months ended June 30, 2023, and the remainder thereafter.

In instances where the timing of revenue recognition differs from that of invoicing, the Company has determined that its contracts generally do not include a significant financing component. The primary purpose of invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company’s services, not to facilitate financing arrangements.

Government Contracts

The Company evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. The Company considers multiple factors, including the history with the customer in similar transactions and budgeting and approval processes undertaken by the governmental entity. If the Company determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenues for such arrangements once all relevant criteria have been met. If such a determination cannot be made, revenues are recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.

j.	Contract Costs

The Company capitalizes costs to obtain a contract or fulfill a contract. These costs are recorded as capitalized contract costs on the consolidated balance sheets. Costs to obtain a contract for a new customer are generally amortized on a straight-line basis over the estimated period of benefit. The Company determined the estimated period of benefit by taking into consideration the contractual term. The Company periodically reviews the carrying amount of the capitalized contract costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit. Amortization expense associated with costs to fulfill a contract is recorded to cost of services on the Company’s consolidated statements of income, and amortization expense associated with costs to obtain a contract (sales commissions) is recorded to sales and marketing expense.

k.	Cost of Services

Cost of services consists of fees to outsourced service providers for credit monitoring, call center operation, notification mailing, insurance, and other miscellaneous services and internal labor costs. Costs incurred for breach service contracts represent fulfillment costs. These costs are deferred within capitalized contract costs and recognized in relation to revenue recorded over the combined service and membership terms. The remainder of cost of services are expensed as incurred. Relevant depreciation and amortization are included in cost of services.

l.	Research and Development

Research and development expenses primarily consist of personnel costs and contractor fees related to the bundling of other third-party software products that are offered as one combined package within the Company’s product offerings. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of our facilities, benefits, and internal IT costs. Research and development costs are expensed as incurred.

m.	Long-term Debt

Convertible notes and amounts borrowed under credit agreements are carried at cost, net of debt discounts and issuance costs, as long-term debt on the consolidated balance sheets. The debt discounts and issuance costs are amortized to interest expense on the consolidated statements of income using the straight-line method over the contractual term of the note if that method is not materially different from the effective interest rate method. Cash interest payments are due either quarterly or semi-annually in arrears and the Company accrues interest expense monthly based on the annual coupon rate. See Note 4 for further discussion regarding our convertible notes and credit agreement.

n.	Debt Issuance Costs

Fees paid to lenders and service providers in connection with the origination of debt are capitalized as debt issuance costs and presented as a direct deduction from the carrying value of the associated debt liability. As of June 30, 2022 and December 31, 2021, the debt issuance costs presented on the consolidated balance sheets as a reduction to debt are $11,937 and $13,926, respectively.

o.	Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $674,020 for the six months ended June 30, 2022 and $641,733 for the six months ended June 30, 2021.

p.	Stock-Based Compensation

The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the Board of Directors and management. The Board of Directors, with the assistance of outside valuation experts, determine the fair value of the underlying stock by considering several factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period using the straight-line method, net of forfeitures as they occur.

Excess tax benefits of awards that relate to stock option exercises are reflected as operating cash inflows. Stock-based compensation expense recognized in the Company’s consolidated financial statements for options amounted to $13,440 for the six months ended June 30, 2022 and $10,722 for the six months ended June 30, 2021.

q.	Earnings (Loss) per Share

Series A-1 and A-2 Preferred Stock are participating securities, due to their rights to receive dividends. The Company calculates EPS under the two-class method which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities. The allocation between common stock and participating securities is based upon the rights to dividends for the two types of securities.

For periods of net income, and when the effects are not anti-dilutive, the Company calculates diluted earnings per share by dividing net income available to common shareholders by the weighted average number of common shares plus the weighted average number of common shares assuming the conversion of the Company’s convertible notes, as well as the impact of all potential dilutive common shares, consisting primarily of common stock options using the treasury stock method. For periods of net loss, shares used in the diluted earnings (loss) per share calculation represent basic shares as using potentially dilutive shares would be anti-dilutive.

r.	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash balances and trade accounts receivable. The Company maintains cash balances at two financial institutions. The balances, at times, exceed federally insured limits. As of June 30, 2022, balances exceeded federally insured limits by $16,991,077. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk from cash. Concentrations of credit with respect to accounts receivables are generally limited due to the large number of customers, outside the U.S. Government, comprising the Company’s customer base and their dispersion across different industries.

The Company generated 73% and 80% of its revenue in for the six months ended June 30, 2022 and 2021, respectively, from the U.S. Government, who generally pays invoices in less than thirty days and is deemed to be a low credit risk. On June 30, 2022 and December 31, 2021, accounts receivables from the U.S. Government made up 57% and 69% of the Company’s outstanding accounts receivables, respectively.

s.	Income Taxes

The Company provides for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effect of differences between recorded assets and liabilities and their respective tax basis along with operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained in the event of a tax audit. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in income tax expense. $65,341 and $113,952 in penalties and interest have been accrued to expense as of June 30, 2022 and December 31, 2021, respectively, and are discussed further in Note 11.

Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all the deferred tax assets will not be realized. The Company considers the future reversal of existing taxable temporary differences, taxable income in prior carryback years, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on all available positive and negative evidence, including its recent financial operations, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluating sources of future taxable income to support the realization of the deferred tax assets.

The Company’s income tax returns are generally subject to examination by taxing authorities for a period of three years from the date they are filed. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. As of June 30, 2022, the Company’s income tax returns for the years ended December 31, 2016 through 2021 are subject to examination by the Internal Revenue Service and applicable state and local taxing authorities.

t.	Sales and Use Taxes

The Company collects sales tax in various jurisdictions. Upon collection from customers, it records the amount as a payable to the related jurisdiction. On a periodic basis, it files a sales tax return with the jurisdictions and remits the amounts indicated on the return.

u.	Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision maker, the chief executive officer, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenue has been generated in the United States, and all assets are held in the United States.

v.	Deferred Rent and Lease Incentives

Rent expense and lease incentives from the Company’s operating lease are recognized on a straight-line basis over the lease term. The Company’s operating lease includes rent escalation payment terms and a rent-free period. Deferred rent represents the difference between actual operating lease payments and straight-line rent expense over the term of the lease.

w.	Standards Issued and Adopted

In May 2021, the FASB issued ASU 2021-04, Earnings per Share (“Topic 260”), Debt – Modifications and Extinguishments (“Subtopic 470-50”), Compensation – Stock Compensation (“Topic 718”), and Derivatives and Hedging – Contracts in Entity’s Own Equity (“Subtopic 815-40”). ASU 2021-04 clarifies the accounting by issuers for modifications or exchanges of equity-classified warrants and is effective for fiscal years starting after December 15, 2021. The Company adopted the standard prospectively as of January 1, 2022, with no impact on the financial statements.

x.	Standards Issued but Not Yet Effective

In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”) aimed at making leasing activities more transparent and comparable. The new standard requires substantially all leases be recognized by lessees on their consolidated balance sheet as a right-of-use asset and a corresponding lease liability, including leases currently classified as operating leases. Initially, ASU 2016-02 was effective for fiscal years beginning after December 15, 2019. In October 2019, the FASB decided to extend the implementation date for private companies to be effective for annual periods beginning after December 15, 2020. However, in May 2020, the FASB decided to provide an additional one-year deferral of the mandatory effective date of the new lease standard for all private companies. As a result, the Company’s effective date for ASU 2016-02 was deferred to accounting periods beginning after December 15, 2021. The Company will adopt this guidance for the annual period ended December 31, 2022. The Company is currently evaluating the impact of ASU 2016-02.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequently issued additional guidance that modified ASU 2016-13. The standard requires an entity to change its accounting approach for measuring and recognizing credit losses on certain financial assets measured at amortized cost, including trade receivables, certain non-trade receivables, customer advances and certain off-balance sheet credit exposures, by replacing the existing “incurred loss” framework with an expected credit loss recognition model. The new standard results in earlier recognition of credit losses based on past events, current conditions, and reasonable and supportable forecasts. FASB pushed back the effective date of CECL from January 2021 to January 2023 for smaller reporting companies as defined by Securities Exchange from January 2022 to January 2023 for nonpublic companies. The standard is effective for entities with fiscal years beginning after December 15, 2022, including interim periods within such fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“Topic 740”), the amendments which remove certain exceptions for recognizing deferred taxes for investments, performing intra-period allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The amendments are effective for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of ASU 2019-12 on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“Topics: 470-20, 815-40”). The standards reduce the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. The standard also amends diluted EPS calculations for convertible instruments and amends the requirements for a contract (or embedded derivative) that is potentially settled in an entity’s own shares to be classified in equity. The standard is effective for entities with fiscal years beginning after December 15, 2023, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (“Subtopic 470-20”) and Derivatives and Hedging – Contracts in Entity’s Own Equity (“Subtopic 815-40”). ASU 2020-06 simplifies the accounting for convertible instruments by eliminating large sections of the existing guidance in this area. It also eliminates several triggers for derivative accounting, including a requirement to settle certain contracts by delivering registered shares. The amendments are effective for fiscal years beginning after December 15, 2023, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements and related disclosures.

3.	Property and Equipment

Property and equipment, net consisted of the following amounts on June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Furniture and office equipment	$350,577	$602,412
Computer equipment and software	499,641	521,173
Leasehold improvements	69,116	73,174

Total property and equipment	919,334	1,196,759
Less accumulated depreciation and amortization	(791,092)	(1,069,862)

Total property and equipment, net	$128,242	$126,897

Depreciation and amortization expense recorded related to property and equipment was $39,270 for the six months ended June 30, 2022 and $63,053 for the six months ended June 30, 2021.

4.	Long-term Debt

The below table presents details of the Company’s debt on June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Current maturity term loan	$3,333,333	$1,666,667

Total	$3,333,333	$1,666,667

Long-term debt
Term loan, net of debt issuance costs	$6,654,730	$8,319,407

Total long-term debt	$9,988,063	$9,986,074

The future contractual maturities for the long-term debt subsequent to June 30, 2022 are summarized as follows:

Future Payments
2022 (Remaining quarters)	$1,666,667
2023	3,333,333
2024	3,333,333
2025	1,666,667

Total	$10,000,000

Less net debt issuance costs	(11,937)

Total long-term debt	$9,988,063

Term Loan

On December 29, 2020, the Company executed the amended and restated loan and security agreement. This resulted in the extinguishment of the original “Term Loan” and established a new Term Loan of $10,000,000. The new Term Loan matures June 1, 2025 and bears interest at the prime referenced rate plus 1.5%, which was 6.25% as of June 30, 2022. Monthly principal payments begin on July 1, 2022. The Company will make interest-only payments monthly beginning on February 1, 2021. The loan is subject to certain standardized financial covenants, and the carrying value of the Term Loan approximates its fair value. The Company was in compliance with its debt covenants as of June 30, 2022.

5.	Convertible Debt Loan

In December 2018, the Company entered into a convertible debt loan with several of its existing investors for $1,409,498. The convertible debt loan matures on December 20, 2022 and bears 12% interest, paid at maturity. The related party lenders have the option to convert the note in conjunction with a qualified financing at 80% of the share price paid by other investors. The related party lenders receive 150% of the outstanding value of notes and accrued interest in conjunction with a sale of the Company. The Company, with consent from the related party lenders, may prepay the convertible debt loan without penalty. The convertible debt loan is a general, unsecured obligation of the Company.

The Company has elected to fair value the convertible debt loan. At the end of each period, the Company calculates the fair value of the convertible debt and any changes are recorded within other expense in the consolidated financial statements. There has been no change in fair value from a change in credit quality. For the six months ended June 30, 2022 and 2021, the Company recorded changes in fair value of $478,850 and $89,379, respectively. See Note 17 for additional information over fair value measuring.

6.	Warrants

The following table summarizes activity for the Company’s preferred and common stock warrants for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Preferred Stock Warrants
Beginning balance	125,000	125,000
Warrants exercised	(124,994)	—
Warrants used for net exercise	(6)	—

Ending balance	—	125,000

Common Stock Warrants
Beginning balance	1,280,506	1,280,506
Warrants exercised	(980,460)	—
Warrants used for net exercise	(46)	—

Ending balance	300,000	1,280,506

Preferred Stock Warrants

In connection with a Related Party Term Loan modification, dated December 18, 2018, the Company has issued 125,000 preferred stock warrants with an exercise price of $0.0001.

The Company calculates the fair value of the vested Series A-2 preferred stock warrant at the end of each reporting period. For the six months ended June 30, 2022 and 2021 the Company recorded a change in fair value of the preferred stock warrant of $0 and $0, respectively. The change in fair value is presented in change in fair value of warrant liabilities in the consolidated statements of income.

On February 14, 2022, the Related Party exercised their preferred stock warrants, reducing the warrant liability included within accrued expenses on the consolidated balance sheets. The non-cash exercise resulted in an increase of 124,994 A-2 preferred stock shares, which are presented as redeemable convertible preferred stock on the consolidated balance sheets.

Common Stock Warrants

In February 2015, the Company issued 300,000 common stock warrants at a strike price of $0.60 to a client/vendor. The common stock warrants are exercisable upon a Liquidation Event as defined in the agreement as the first occurrence of any sale of the Company’s assets, a merger, or a firm underwritten public offering of common stock. The warrant expires on February 10, 2025. The Company calculates the fair value of the vested common stock warrant at the end of each reporting period. For the six months ended June 30, 2022 and 2021, the Company recorded a change in fair value of the common stock warrant of $133,302 and $0, respectively. The change in fair value is presented in change in fair value of warrant liabilities in the consolidated statements of income, and the common stock warrant is included in accrued expenses on the consolidated balance sheets. The 300,000 common stock warrants were exercised on July 26, 2022.

In connection with a Related Party Term Loan, dated August 2, 2016, the Company has issued 980,506 common stock warrants with an exercise price of $0.0001. The value of these common stock warrants was initially recorded as a reduction of the face value of debt on issuance with an offset to additional paid in capital. The warrant’s value is recorded to interest expense using the effective interest method over the life of the debt. These common stock warrants were fully expensed as of December 31, 2020.

On February 14, 2022, the Related Party exercised their common stock warrants, reducing the warrant liability included within accrued expenses on the consolidated balance sheets. The non-cash exercise resulted in an increase of 980,460 common stock shares.

7.	Revenue from Contracts with Customers

ASC 606

Performance Obligations

The Company’s primary performance obligations under breach services contracts are notification services and combined call center and monitoring services. These were determined by reviewing all of the services provided within the Company’s contracts and establishing whether each service is capable of being distinct and capable of being distinct within the context of the contract. With each performance obligation, the customer can benefit from the service either on its own or together with other resources readily available and it is separately identifiable from other promises in the contract.

The following table summarizes breach revenue from contracts with customers for the years ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Notification services	$7,444,031	$4,346,061
Call center and monitoring services	47,012,101	47,329,142

Total breach services	$54,456,132	$51,675,203

-

Notification Services – The Company’s notification and mailing services include project management, postage, and setup costs to develop notification templates that will be printed and mailed to the customer’s impacted population. These notifications are typically printed by the Company’s third-party printers and mailed via USPS. Occasionally, these notifications are emailed. The Company recognizes revenue for notification services upfront upon the date that the notifications are mailed, which typically coincides with the call center start date. The Company is deemed to be the principal in these transactions as it is primarily responsible for fulfilling the obligation, has full discretion in price setting, and controls the notification services before the resulting notifications are transferred to the customer or consumer.

-

Call Center and Monitoring Services – Call center services consist of fees charged to setup an incident-specific call center and website for the customer’s impacted, notified population. The call center component of the Company’s services serves as a facilitation of its monitoring services and revenue is recognized ratably over the term of the arrangement, which typically lasts for 15 months total (3 months for the call center/enrollment period plus 12 months of monitoring services). Monitoring services consist of fees charged to continually monitor individuals’ credit and identity. Additional services are bundled with monitoring services such as non-credit reporting, alerts, and insurance. For fixed contracts, these services are typically invoiced upfront, and for variable contracts, the Call Center services are invoiced upfront along with the Notification Services, with Monitoring services being invoiced monthly, as incurred over the enrollment period. The Company notes that the timing and contents of billing can vary based on individual contract, and this usually only occurs with much larger breach deals.

Consumer Membership Services

For the six months ended June 30, 2022 and 2021, revenue from consumer membership services was 4.0% and 3.0% of total revenue, respectively. For the six months ended June 30, 2022 and 2021, no single consumer membership services customer exceeded 10% of total revenue.

Timing of Revenue Recognition

As a result of the adoption of the new revenue recognition guidance, the timing of recognition of certain performance obligations has changed. For example, most breach services contracts contain distinct performance obligations and now have a portion of revenue recognized up front, whereas these arrangements were previously recognized over time. In addition, allocating the transaction price on a relative SSP basis under the new guidance has generally resulted in an acceleration of revenue of point-in-time performance obligations.

Contract Costs

During the six months ended June 30, 2022 and 2021, the Company recognized $6,685,320 , and $4,457,265, respectively, of amortization expense of capitalized contract costs. Contract costs include fulfillment costs and costs to obtain contracts. There were no impairment losses recognized for the six months ended June 30, 2022 and 2021.

Remaining Performance Obligations

Remaining performance obligations represent contracted revenue that has not been recognized, which include contract liabilities and amounts that will be billed and recognized as revenue in future periods. As of June 30, 2022, the Company had $93,142,293 of remaining performance obligations. The approximate percentages expected to be recognized as revenue in the future are as follows:

	Total Remaining Performance Obligations	0 - 12 Months	13 - 24 Months	Over 24 Months
Breach services	$92,507,509	98%	1%	1%
Consumer membership services	634,785	100%	—	—

Total	$93,142,294	98%	1%	1%

8.	Leases

The Company has two leases related to office equipment and one lease related to office space. The two office equipment leases and the office space lease are operating leases. The Company’s operating leases have varying maturity dates through the year ending 2025.

Rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. The Company’s rental expenses for the six months ended June 30, 2022 and 2021 were $201,008 and $189,826, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 2022 are:

Operating Leases
Years Ending December 31:
2022 (remaining quarters)	$265,900
2023	149,363
2024	47,856
Total minimum lease payments	$463,119

9.	Redeemable Convertible Preferred Stock

(a) Series A-1 Redeemable Convertible Preferred Stock

On July 29, 2016, the Company’s board of directors approved the issuance of up to 6,000,000 shares of Series A-1 preferred stock, par value $0.0001. The original issuance price of the Series A-1 preferred stock was $0.85. Series A-1 preferred stock is recorded at the maximum redemption value per the agreement in redeemable convertible preferred stock on the consolidated balance sheets.

Dividends

If a dividend is declared on common stock, the stockholders of Series A-1 preferred stock are entitled to receive an amount equal to the dividend they would receive if the shares were converted to common stock. If a dividend is declared on a class of shares that is not convertible to common stock, the convertible preferred stockholders receive an amount determined by (A) dividing the amount of the dividend payable on each class of stock by the original price of such class and (B) multiplying the faction by the original issue price of the convertible preferred stock. The convertible preferred stockholders must receive their pro-rata dividends before or concurrent with any dividend payable to common stockholders. No dividends have been approved or declared by the board of directors related to the Company’s Series A-1 preferred stock.

Liquidation

In a liquidation event, excluding a public offering, stockholders of the Series A-1 preferred stock shall receive any declared and unpaid dividends, plus the higher of a liquidation preference of $0.85 per share, or the value the stockholders would receive if shares were converted to common stock and Series B preferred stock.

Redemption

The Series A-1 preferred stock is redeemable at the option of the stockholders seven years after original issuance, which is outside of the Company’s control, and therefore, is classified as temporary equity in the consolidated balance sheets. The redemption price is the higher of the fair market value of the shares upon conversion to common stock or the original issuance price plus any declared and unpaid dividends. The fair market value of the shares shall not exceed any amount which is greater than two times (2x) the original issue price.

Conversion

Stockholders may convert their preferred shares into an equal quantity of common stock and Series B preferred stock at their election. In the event of a Qualified IPO, which is defined in the Company’s amended and restated certificate of incorporation as upon the closing of the sale of shares of common stock to the public at a price of $2.6325 per share, resulting in at least $50,000,000 in gross proceeds, the Series A-1 preferred stock automatically convert to common stock and Series B preferred stock.

Voting

Stockholders of Series A-1 preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock their preferred shares would convert into as of the record date.

(b) Series A-2 Redeemable Convertible Preferred Stock

On July 29, 2016, the Company’s board of directors approved the issuance of up to 27,000,000 of Series A-2 preferred stock, par value $0.0001. The original issuance price of the Series A-2 preferred stock was $1.053. Series A-2 preferred stock is recorded at the maximum redemption value per the agreement in redeemable convertible preferred stock on the consolidated balance sheets.

Dividends

If a dividend is declared on common stock, the stockholders of Series A-2 preferred stock are entitled to receive an amount equal to the dividend they would receive if the shares were converted to common stock. If a dividend is declared on a class of shares that is not convertible to common stock, the convertible preferred stockholders receive an amount determined by (A) dividing the amount of the dividend payable on each class of share by the original price of such class and (B) multiplying the faction by the original issue price of the convertible preferred stock. The convertible preferred stockholders must receive their pro-rata dividends before or concurrent with any dividend payable to the common stockholders. No dividends have been approved or declared by board of directors related to the Company’s convertible Preferred A-2 stock.

Liquidation

In a liquidation event, excluding a public offering, the stockholders of the Series A-2 preferred stock shall receive any declared and unpaid dividends, plus the higher of a liquidation preference of $1.053 per share, or the value the stockholders would receive if shares were converted to common stock and Series B preferred stock.

Redemption

The Series A-2 preferred stock is redeemable at the option of the stockholders seven years after original issuance, which is outside of the Company’s control, and therefore, is classified as temporary equity in the consolidated balance sheets. The redemption price is the higher of the fair market value of the shares upon conversion to common stock or the original issuance price plus any declared and unpaid dividends. The fair market value of the shares shall not exceed any amount which is greater than two times (2x) the original issue price.

Conversion

Stockholders may convert their preferred shares into an equal quantity of common stock and Series B preferred stock at their election. In the event of a Qualified IPO, which is defined in the Company’s amended and restated certificate of incorporation as upon the closing of the sale of shares of common stock to the public at a price of $2.6325 per share, resulting in at least $50,000,000 in gross proceeds, the Series A-2 preferred stock automatically convert to common and Series B preferred stock.

Voting

Holders of Series A-2 preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock their preferred shares would convert into as of the record date.

10.	Stockholders’ Deficit

(a) Series B Preferred Stock

On July 29, 2016, the Company’s board of directors approved the issuance of up to 33,000,000 shares of Series B preferred stock with a par value of $0.0001. Stockholders of Series B preferred stock are not entitled to vote and do not have preferential dividend rights.

In the event of a liquidation event, excluding a public offering, Stockholders of Series B preferred stock receive, following all preferential distributions made to Series A-1 preferred stock and Series A-2 preferred stock, any declared and unpaid dividends, and a liquidation preference of $0.361 per share. As of June 30, 2022 and 2021, no Series B preferred stock was outstanding.

(b) Common Stock

As of June 30, 2022 and 2021, the Company had authorized 53,000,000 shares of common stock with a par value of $0.0001. Stockholders of common stock are entitled to one vote per share, to receive dividends, if and when declared by the board of directors, and upon liquidation or dissolution, receive a portion of the assets available for distributions to stockholders, subject to preferential amounts owed to stockholders of the Company’s preferred stock.

Common stockholders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company.

No dividends have been approved or declared by board of directors related to the Company’s common stock.

11.	Income Taxes

The income before income taxes is solely from domestic sources.

The provision for income taxes for the six months ended June 30, 2022 and 2021 are as follows:

	Six Months Ended June 30,
	2022	2021
Income tax expense from continuing operations	$22,197	$863,914
(Loss) income from continuing operations before income taxes	$(7,314)	$3,035,559

Effective income tax rate	(303.5)%	28.5%

The effective tax rate for the six months ended June 30, 2022 differs from the statutory rate due to non-deductible expenses and the impact of state taxes.

The effective tax rate for the six months ended June 30, 2021 differs from the statutory rate due to non-deductible expenses, the impact of state taxes, and the benefit of research credits.

The ending balance for the unrecognized tax benefits for uncertain tax positions was approximately $665,150 at June 30, 2022 and $680,958 as of December 31, 2021. Penalties and interest of $20,759 and $113,952 have been accrued to expense as of June 30, 2022 and December 31, 2021, respectively. The uncertain tax positions that are reasonably possible to decrease in the next twelve months are insignificant.

As of June 30, 2022, the Company is not currently under examination by tax authorities.

12.	Accrued Expenses

The Company accrues expenses related to payroll, taxes, rent, and other expenses within accrued expenses. The table below provides detail of the accrued expenses as of:

	June 30, 2022	December 31, 2021
Accrued payroll, bonus, and employee benefits	$1,501,439	$2,098,907
Accrued warrant liability	1,851,168	1,989,478
Accrued sales taxes payable	1,654,961	1,368,157
Other accrued expenses	634,192	1,009,846
Deferred rent	26,604	44,962
Accrued taxes payable	12,005	95,157

Accrued expenses	$5,680,369	$6,606,507

13.	Retirement Plan

The Company maintains a defined contribution 401(k) plan, whereby employees meeting certain requirements are eligible to participate. Eligible participants may contribute a portion of their compensation to the plan. The Company may make matching contributions in a percentage set by the Company each plan year. Discretionary contributions may be made at the option of the Company. The Company contributed $204,087 for the six months ended June 30, 2022 and $171,250 for the six months ended June 30, 2021.

14.	Stock Incentive Plan

In August 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”) in which incentive equity awards were authorized to be issued to key employees, officers, directors, and consultants of the Company. Under the terms of the 2016 Plan a maximum of 6,287,732 shares of common stock are available for issuance. The Company may grant shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock grants, non-restricted stock grants or restricted stock units. Options granted under the 2016 Plan have a term of ten years and vest over a period of up to 48 months, subject to modification by the Board of Directors. The exercise price of the options may not be granted at a price less than 100% of the fair value of the common stock on the date of grant. In August 2017, the Company terminated the 2016 Plan and all shares available for issuance were rolled into the 2017 Plan. As of June 30, 2022, there were 265,000 awards outstanding and no shares available for issuance under the 2016 Plan.

In August 2017, the Company adopted the 2017 Equity Incentive Plan (the “2017 Plan”) in which incentive equity awards were authorized to be issued to key employees, officers, directors, and consultants of the Company. Under the terms of the 2017 Plan a maximum of 8,785,330 shares of common stock are available for issuance and future cancellations and forfeitures from the 2016 Plan role into the available pool automatically. The Company may grant shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock grants, non-restricted stock grants or restricted stock units. Options granted under the 2017 Plan have a term of ten years and vest over a period of up to 60 months, subject to modification by the Board of Directors. The exercise price of the options may not be granted at a price less than 100% of the fair value of the common stock on the date of grant. As of June 30, 2022, there were 2,315,682 awards outstanding and 296,977 shares available for issuance under the 2017 Plan.

Stock based compensation expense of $13,440 and $10,722 for stock options was recorded in general and administrative expenses in the accompanying consolidated statement of income for the six months ending June 30, 2022 and 2021, respectively. At June 30 2022, there was $90,216 of total compensation expense related to stock-based awards granted under the plans that will be recognized from the remaining quarters in 2022 through 2026. The compensation expense of $90,216 is expected to be recognized over a weighted average period of 3.26 years.

The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The weighted average grant date fair value of options granted during the six months ended June 30, 2022 and 2021 was $1.97 and $0.07, respectively. The Company uses a simplified method to estimate the expected term of the options. The Company utilizes a divided yield rate of 0% as it does not expect to issue dividends. Since the Company’s shares are not publicly traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The weighted average assumptions for the six months ended June 30, 2022 and 2021 grants are as follows:

	Six Months Ended June 30,
	2022	2021
Valuation assumptions:
Expected dividend yield	0%	0%
Expected volatility	35%	36%
Expected term (years)	7.0	7.0
Risk free interest rate	2.20%	0.50%

Stock option activity during for the six months ended June 30, 2022 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Intrinsic Value
Balance at December 31, 2021	2,843,372	$0.14	7.3	5,767,781
Granted	72,500	1.97
Exercised	(272,766)	0.04

Forfeited	(62,424)	0.39

Balance at June 30, 2022	2,580,682	$0.20	6.5	12,008,402

Exercisable as of June 30, 2022	1,511,596	$0.17	5.3	7,082,610

The weighted average grant date fair value of options exercised during the six months ended June 30, 2022 and 2021 was $0.04 and $0.03, respectively. The intrinsic value of options exercised during the six months ended June 30, 2022 and 2021 was $1,313,088 and $293,250, respectively. The fair value of shares vested during the six months ended June 30, 2022 and 2021 was $1,033,869 and $121,710, respectively.

15.	Earnings per Share

Earnings Per Share (“EPS”) is calculated under the two-class method under which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities based on their respective rights to receive dividends. Series A-1 and A-2 Preferred Stock are entitled to receive nonforfeitable dividends equivalent to the dividends paid to the holders of Common Stock; the preferred shares meet the definition of participating securities. The following tables present the calculations of basic and diluted EPS for the six months ended June 30, 2022 and 2021.

	Six Months Ended June 30,
	2022	2021
	(Unaudited)
Basic Earnings per Share
Net (loss) income applicable to common equity	$(29,511)	$2,171,645
Less: undistributed earnings allocated to participating securities	21,155	(1,609,885)

Net (loss) income applicable to common stockholders	(8,356)	561,760

Total weighted-average common shares outstanding	12,706,627	10,212,469
Total weighted average warrant common shares added to basic EPS	—	980,506

Total weighted-average basic shares outstanding	12,706,627	11,192,975
Net (loss) income per share	$0.00	$0.05

Diluted Earnings per Share
Net (loss) income applicable to common equity		$561,760

Add: undistributed earnings allocated to participating securities		1,609,885

Diluted net (loss) income applicable to common stockholders		2,171,645

Total weighted-average basic shares outstanding		11,192,975
Add: employee stock options		1,371,095
Add: conversion of preferred shares		32,076,680

Total weighted-average diluted shares outstanding		44,640,750
Net income per share		$0.05

16.	Related Party Transactions

As discussed further in Note 5, the Company has a convertible debt loan due to several stockholders. The Company did not pay any loan fees or interest on the convertible debt loan to its stockholders for the six months ended June 30, 2022 and 2021.

Additionally, the Company recognized $446,040 and $869,228 in revenue from contracts with affiliates of minority stockholders and recognized $126,450 and $201,517 in expense from contracts with affiliates of majority stockholders during the six months ended June 30, 2022 and 2021, respectively. For the six months ended June 30, 2022, expense of $125,000 was recorded in cost of services and $1,540 was recorded in sales and marketing in the consolidated statements of income. For the six months ended June 30, 2021, expense of $200,000 was recorded in cost of services and $1,517 was recorded in sales and marketing in the consolidated statements of income.

17.	Fair Value Measurements

The Company used the following methods and significant assumptions to estimate fair value for certain liabilities measured and carried at fair value on a recurring basis:

Convertible debt – The fair value is calculated taking into consideration the original term to maturity, weighing the possible outcomes and the current yield for similar debt. The present value of future cash flows is then calculated utilizing market-based discount rate assumptions.

	As of June 30,2022
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$17,012,053	$—	$—

Total fair value of assets measured on a recurring basis	$17,012,053	$—	$—

Liabilities
Warrant liability	$—	$—	$1,815,167
Convertible debt	$—	$—	$2,923,774

Total fair value of liabilities
measured on a recurring basis	$—	$—	$4,774,941

	As of December 31, 2021
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$17,985,874	$—	$—

Total fair value of assets measured on a recurring basis	$17,985,874	$—	$—

Liabilities
Warrant liability	$—	$—	$1,989,478
Convertible debt	$—	$—	$2,444,924

Total fair value of liabilities
measured on a recurring basis	$—	$—	$4,434,402

The following table presents additional information about financial assets measured at fair value recurring basis for which the Company used significant unobservable inputs (Level 3):

	Convertible Debt

	Six Months Ended June 30,
	2022	2021
Balance, beginning of period	$2,444,924	$1,732,686
Loss from change in fair value	478,850	44,458

Balance, end of period	$2,923,774	$1,822,066

The convertible debt was valued using the fair value option and is a level 3 measured instrument. See Note 5 Convertible Debt Loan for further information. The Company elected to use the fair value option. The fair value was determined based upon a scenario-based approach that considers the provisions of the convertible debt. The following table outlines the significant unobservable inputs as of June 30, 2022 and December 31, 2021:

	Assumptions
Unobservable input	June 30, 2022	December 31, 2021
Probabilities of conversion provisions	95%	75%
Estimated timing of conversion	0.47 years	0.97 years
Time period to maturity	0.47 years	0.97 years
Risk-adjusted discount rate	23.26%	23.26%

The following table presents additional information about financial assets measured at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3):

Warrant Liability
	June 30,
	2022	2021
Balance, beginning of period	$1,989,478	$—
Warrant reclassification	(271,613)	—
Loss from change in fair value	133,302	—

Balance, end of period	$1,851,167	$—

Common Stock Warrant Unobservable input	Assumptions June 30, 2022
Volatility rate	47%
Term	3.5 years
Discount rate	2.99%

18.	Commitments and Contingencies

From time to time, the Company may become involved in routine litigation arising in the ordinary course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome of such matters is not likely to have a material effect on the Company’s financial position or results of operations or cash flows.

The Company has entered a non-cancellable purchase commitment of $64,854,622 related to six months of outsourced credit monitoring services provided to the Company’s largest customer as of June 30, 2022. This commitment amount and length is determined by the customer’s exercise of annual option periods.

19.	Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were available to be issued, August 9, 2022, and concluded that there are no material subsequent events which would require adjustment to or disclosure in the accompanying financial statements other than the matters discussed below.

The transaction, as described in Note 1 and Note 2b., closed on August 3, 2022, which resulted in the acquisition of the Company by ZeroFox.